EXHIBIT 99.2

CONSENT OF TRUSTEE

I, Steven E. Leiter, hereby consent to be a trustee of Petra Real Estate Opportunity Trust upon the consummation of certain private offerings described in the Registration Statement on Form S-11 and the related prospectus of Petra Real Estate Opportunity Trust for its initial public offering and to the inclusion of my name and biography in such Registration Statement and related prospectus.

/s/ Steven E. Leiter
Steven E. Leiter